SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                      ------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                January 26, 2000
                        (Date of earliest event reported)

                              Corning Incorporated
             (Exact name of Registrant as specified in its charter)

            New York                1-3247                  16-0393470
           (State of              (Commission             (IRS Employer
         Incorporation)            File No.)            Identification No.)

                 One Riverfront Plaza, Corning, New York  14831
                    (Address of principal executive offices)

                                 (607) 974-9000
                         (Registrant's telephone number)


                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  OTHER EVENTS

On January 26, 2000, Corning Incorporated, a New York corporation ("Corning"), announced that it had commenced the public offering of 13,000,000 shares of newly issued common stock (excluding an overallotment option) at $151.375 per share.

The net proceeds from the sale of the common stock would be used to pay for the previously-announced acquisition of the worldwide optical fiber, cable and hardware business of Siemens AG; to repay bank debt to be assumed in the merger acquisition of Oak Industries Inc.; to repay all of Corning's outstanding commercial paper and for general corporate purposes.

On January 26, 2000, Corning issued a press release which read as follows:

            FOR RELEASE - JANUARY 26, 2000




          Corning Incorporated Priced 13,000,000 Shares of Common Stock

     CORNING, N.Y. Corning Incorporated (NYSE:GLW) today announced that it had commenced the offering of 13,000,000 shares of newly issued common stock at $151.375 per share. The company said the public offering is being underwritten and joint-lead managed by Goldman, Sachs & Co., and J.P. Morgan Securities Inc. The Company has granted the underwriters an overallotment option covering up to 1,950,000 shares.

     Corning said it intends to use the $1,908,225,000 in estimated net proceeds to pay the cash portion of the purchase price for the worldwide optical fiber, cable and hardware businesses of Siemens AG; to repay bank debt to be assumed in the merger of Oak Industries Inc.; to repay all of Corning's outstanding commercial paper, and for general corporate purposes.

     Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets.

                                       ###


     Corning Contact:
     Robert W. DeMallie
     (607) 974-8832
     demallierw@corning.com


     Investor Relations Contact:
     Katherine M. Dietz
     (607) 974-8217
     dietzkm@corning.com

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                 CORNING INCORPORATED


                                           By:   /s/   M. Ann Gosnell
                                                      M. Ann Gosnell
                                                      Assistant Secretary


Dated:  January 26, 2000